Exhibit 99.2

CFO Commentary on Second Quarter 2015 Results

Summary

The second quarter 2015 results compared to last year’s second quarter were as follows:

•	Revenue of $360.1 million increased 17.8% from $305.8 million. The current year period includes $53.4 million related to recently acquired CENTRIA

•	Gross margin of 21.1% increased over the comparable prior year period by 160 basis points

•	Operating loss was $3.6 million compared to a loss of $5.5 million in the prior year period.

*Adjusted for special items, operating income was $1.6 million compared to a loss of $5.8 million in the prior year period.

•	Net loss applicable to diluted common shares was $7.5 million compared to the prior year period loss of $4.9 million.

•	*Adjusted EBITDA grew to $15.8 million from the prior year period’s $6.3 million

*   Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.

Revenue

Revenue of $360.1 million was up by 17.8% from a year ago. However, this quarter includes a full quarter for recently acquired CENTRIA, which produced revenue during that time of $53.4 million. The performance of our three operating segments was as follows:

•	Coater’s third-party revenue of $22.8 million decreased by 10.6% with third-party volumes down by 12% versus last year’s second quarter results. Total revenue, including intercompany activity decreased 7.9%.

•	Component’s third-party revenue of $198.7 million increased by 46.4%, with third party volumes up by 6.2% versus last year’s second quarter. Adjusted to exclude CENTRIA, third-party revenue increased approximately 7.1% and volumes increased by 8%.

•	Building’s third-party revenue of $138.7 million decreased by 4.1% with third-party volumes down by 7.6% versus last year’s comparable quarter.

The current year period was negatively impacted by elevated winter weather events in February as well as unusually high levels of precipitation in March and April. It is difficult to definitively measure the impact this had on our shipments for the period, but we estimate that revenue was reduced by approximately $11 million as a result.

Gross Margin

Gross profit increased to $75.9 million, up $16.3 million from last year’s second quarter. Our investments to improve our manufacturing responsiveness and focus on value oriented commercial discipline are beginning to be reflected in our improving gross margins.

Gross Margin Reconciliation: Q2’14 to Q2’15 (19.5% to 21.1%, up 160 basis points)

1

[note: point attributions are approximate]

•	+ 122 bps:	Commercial discipline and value oriented pricing

•	+ 32 bps:	Production and logistic efficiency improvements, net of leverage reduction

•	+ 38 bps:	Improving product mix, including increased architectural insulated panels

•	- 22 bps:	Short term impact of acquisition accounting for CENTRIA

•	- 10 bps:	Prior year insurance gain not recurring in the current period.

ESG&A Expenses

ESG&A expenses were $73.0 million, up $8.9 million from prior year second quarter. ESG&A expenses as a percent of revenues decreased from 21.0% last year to 20.3% in the current quarter. The change in ESG&A expenses over the prior year is attributable primarily to the following:

•	approximately $8.1 million increase due to the inclusion of CENTRIA in the current year period

*Adjusted EBITDA

*Adjusted EBITDA increased $9.5 million from $6.3 million last year to $15.8 million in the current quarter. The increase in Adjusted EBITDA is attributable to the following:

•	+ $9.5	million improvements in product mix, production and logistic efficiencies, commercial discipline and value based pricing

•	+ $ 2.6	million contribution from recently acquired CENTRIA

•	- $ 1.7	million net effect of lower business volumes in our Buildings and Coaters segment

•	- $ 0.3	million from foreign currency transaction losses and other income/expense items

•	- $ 0.6	million from other items

Working Capital

Our average days sales outstanding for the quarter including our new acquisition CENTRIA increased to 36.5 days, compared to 33.2 days in the prior year same period. Our average days in inventory outstanding increased to 52.8 days, compared to 51.3 days in the prior year. And finally, our average days in payables outstanding increased to 36.2 days compared to 33.3 days from the same period of the prior year.

In general, the increases in our working capital metrics are caused by the inclusion of CENTRIA. Adjusted to exclude CENTRIA our metrics have each improved over the prior year. We expect that over time CENTRIAs metrics will converge with our historical levels.

Q3 2015 Outlook

The following are our current expectations for certain financial items for our third fiscal quarter of 2015, which will include the activities of CENTRIA for the full quarter.

ESG&A Expenses

We expect our ESG&A expenses to range between $77.5 million and $79.5 million. This amount excludes the amortization of intangible assets, which are shown on a separate line item on the statement of operations and discussed below.

2

Intangible asset amortization

We expect our intangible asset amortization to range between $4.0 million and $4.5 million. This quarterly estimate includes approximately $2.3 million for amortization of short lived assets related to the CENTRIA acquisition which will continue through the fourth quarter of fiscal 2015. For comparison, total intangible amortization expense in the third quarter of 2014 was only $1.0 million.

Interest Expense

We expect our interest expense, related to our new $250 million 8.25% Senior Notes, our Term Loan Facility, amortization of deferred financing costs and costs from our ABL Facility, to range between $7.9 million and $8.2 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 36% and 38%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our quarterly effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 74.6 million for the upcoming quarter and 75.0    million for fiscal 2015. This compares to the 73.1 million shares used in the calculation of diluted EPS for the second quarter of 2015. The variation in the share count is driven by the inclusion or exclusion of common stock equivalents in the EPS calculation for each period, which depends on whether they are dilutive or antidilutive to the calculation in that period.

Balance Sheet and Cash Flow Items

We expect our total capital expenditures in fiscal 2015 to range between $26 million and $30 million with the inclusion of CENTRIA.

3

Forward-Looking Statements

Certain statements and information in this CFO Commentary may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this CFO Commentary. These forward-looking statements reflect the Company's current expectations and/or beliefs concerning future events. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, our ability to integrate CENTRIA with the Company’s business and to realize the anticipated benefits of such acquisition, ability to make strategic acquisitions accretive to earnings; industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's existing debt, including its 8.250% Senior Notes due 2023, and ability to obtain future financing; ability to comply with financial tests and covenants contained in the Company’s existing and future debt obligations; operational limitations or restrictions in connection with the Company’s debt; recognition of asset impairment charges; fluctuations in customer demand; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; commodity price increases and/or limited availability of raw materials, including steel; competitive activity and pricing pressure; increases in energy prices; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; breaches of the Company’s information system security measures and damage to our major information management systems; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; costs related to environmental cleanups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the volatility of the Company's stock price, the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by our sponsor; and substantial governance and other rights held by our sponsor. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 2, 2014 and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 1, 2015 and in other reports we file with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

4

NCI BUILDING SYSTEMS, INC.

BUSINESS SEGMENTS

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES

FISCAL THREE MONTHS ENDED MAY 3, 2015 AND MAY 4, 2014

(In thousands)

(Unaudited)

	Fiscal Three Months Ended May 3, 2015
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$2,397	$6,941	$2,855	$(15,810)	$(3,617)
Restructuring charges	254	629	792	(207)	1,468
Strategic development and acquisition related costs	-	-	-	628	628
Short lived acquisition method fair value adjustments	-	3,109	-	-	3,109
Adjusted operating income (loss) (1)	$2,651	$10,679	$3,647	$(15,389)	$1,588

	Fiscal Three Months Ended May 4, 2014
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$3,893	$4,559	$36	$(14,001)	$(5,513)
Gain on insurance recovery	(324)	-	-	-	(324)
Secondary offering costs	-	-	-	50	50
Adjusted operating income (loss) (1)	$3,569	$4,559	$36	$(13,951)	$(5,787)

(1)	The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.

5

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS (ADJUSTED EBITDA)

(In thousands)

(Unaudited)

	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	Trailing 12 Months
	August 3,	November 2,	February 1,	May 3,	May 3,
	2014	2014	2015	2015	2015
Net income (loss)	$6,089	$14,259	$(320)	$(7,488)	$12,540
Add:
Depreciation and amortization	8,994	9,220	9,731	13,766	41,711
Consolidated interest expense, net	3,142	3,053	3,980	8,280	18,455
Provision (benefit) for income taxes	2,837	4,215	(490)	(4,087)	2,475
Restructuring charges	-	-	1,477	1,759	3,236
Strategic development and acquisition related costs	1,486	3,512	1,729	628	7,355
Short lived acquisition method inventory fair value adjustments	-	-	583	775	1,358
Non-cash charges:
Share-based compensation	2,404	2,022	2,933	2,201	9,560

Adjusted EBITDA (1)	$24,952	$36,281	$19,623	$15,834	$96,690

	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	Trailing 12 Months
	July 28,	November 3,	February 2,	May 4,	May 4,
	2013	2013	2014	2014	2014
Net income (loss)	$(12,192)	$8,276	$(4,258)	$(4,905)	$(13,079)
Add:
Depreciation and amortization	9,066	9,012	8,767	8,941	35,786
Consolidated interest expense, net	5,130	3,334	3,100	3,035	14,599
Provision (benefit) for income taxes	(9,933)	5,410	(2,506)	(3,057)	(10,086)
Debt extinguishment costs, net	21,491	-	-	-	21,491
Gain on insurance recovery	-	(1,023)	(987)	(324)	(2,334)
Unreimbursed business interruption costs	-	500	-	-	500
Secondary offering costs	-	-	704	50	754
Non-cash charges:
Share-based compensation	3,448	4,565	3,179	2,563	13,755
Embedded derivative	(50)	-	-	-	(50)

Adjusted EBITDA (1)	$16,960	$30,074	$7,999	$6,303	$61,336

(1)	The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL Facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

6